Exhibit 5.1

[Akerman Senterfitt]

July 10, 2013

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Re:	OPKO Health, Inc. Registration Statement on Form S-4 (Reg. No. 333-189640)

Ladies and Gentlemen:

We have acted as counsel to OPKO Health, Inc., a Delaware corporation (“OPKO” or the “Company”), in connection with the execution and delivery of the Agreement and Plan of Merger dated as of April 23, 2013 (the “Merger Agreement”), by and among OPKO, POM Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of OPKO (“POM”), and PROLOR Biotech, Inc., a Nevada corporation (“PROLOR”), that provides for the merger (the “Merger”) of POM with and into PROLOR with PROLOR surviving as a wholly owned subsidiary of OPKO. In connection with the Merger, OPKO will issue up to 71,822,330 shares of common stock, par value $0.01, of OPKO (the “Shares”), upon the terms and conditions set forth in the Merger Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of OPKO, as filed with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, and such corporate records and other agreements, instruments and documents and such certificates of the Company or comparable documents of public officials and officers and representatives of the Company, have made such inquiries of such officers and representatives of the Company and have considered such matters of law as we have deemed appropriate as the basis of the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company.

With your consent, we have assumed that prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Securities Act of 1933, as amended (the “Securities Act”), (b) to the extent required under the laws of Nevada, the stockholders of PROLOR will have adopted the Merger Agreement, (c) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and (d) the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

OPKO Health, Inc.

July 10, 2013

Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be duly authorized and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed by the Company on the date hereof. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We further advise you that the opinions given herein are given as of the date hereof, limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions we undertake no obligation to advise you with respect to any changes therein.

Very truly yours,

/s/ AKERMAN SENTERFITT